SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2002

Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22163	47-0642657

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4211 South 102nd Street Omaha, Nebraska	68127

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 402-331-7856

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On September 4, 2002, the National Association of Securities Dealers, Inc. (the “NASD”) approved the change of control of the broker-dealer subsidiaries of Datek Online Holdings Corp., a Delaware corporation (“Datek”), that will result from the merger of Ameritrade Holding Corporation, a Delaware corporation (the “Company”), and Datek.

In addition, the principal stockholders of the Company and Datek have designated the following individuals to serve on the Board of Directors of Arrow Stock Holding Corporation, which upon completion of the merger will become the parent of the Company and Datek and will be renamed Ameritrade Holding Corporation:

Michael D. Fleisher, age 37, has been Chairman of the Board of Gartner, Inc. since October 2001, a director and Chief Executive Officer of Gartner since October 1999 and the President of Gartner since May 2001. Mr. Fleisher also served as Gartner’s President from October 1999 to April 2000. From February 1999 to October 1999, he served as Gartner’s Chief Financial Officer and Executive Vice President, Finance and Administration. Mr. Fleisher joined Gartner in April 1993. Prior to joining Gartner, Mr. Fleisher worked at Bain Capital, Inc. where he was involved in the buyout of Gartner by management and Bain Capital from Saatchi & Saatchi in October 1990. Prior to working at Bain Capital, Mr. Fleisher was a consultant with Bain and Company. Mr. Fleisher is on the board of NYC 2012, Inc. Mr. Fleisher holds a B.S. degree in economics from the Wharton School of the University of Pennsylvania.

Mark L. Mitchell, age 41, has served as a director of the Company since December 1996 and served as a member of the Company’s Board of Advisors in 1993. Mr. Mitchell has been an Associate Professor of Business Administration at Harvard University since July 1999. He has been a Principal at CNH Partners, LLC, a merger arbitrage fund, since June 2001. Mr. Mitchell was an Associate Professor of Finance at the University of Chicago from 1994 to 1999 and was an Assistant Professor of Finance from 1990 to 1993. He was a Visiting Associate Professor of Business Administration at Harvard University for the 1997-1998 academic year. Mr. Mitchell was a Senior Financial Economist for the Securities and Exchange Commission from 1987 to 1990. Mr. Mitchell was a member of the Economic Advisory Board of the NASD from 1995 to 1998. Mr. Mitchell received a B.B.A. in economics from the University of Louisiana at Monroe and received an M.A. in economics and Ph.D. in applied economics from Clemson University.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2002	AMERITRADE HOLDING CORPORATION

	By:	/s/ Ellen L.S. Koplow Ellen L.S. Koplow Senior Vice President and General Counsel